EXHIBIT 99.01

CARGO CONNECTION LOGISTICS HOLDING, INC. SIGNS LETTER AGREEMENT TO ACQUIRE FLORIDA-BASED FLEET GLOBAL SERVICES, INC.


ACQUISITION EXPECTED TO ADD UP TO $25 MILLION IN ANNUAL REVENUES - EXPAND CAPABILITIES

INWOOD, NY, September 5, 2007 - Cargo Connection Logistics Holding, Inc. (OTCBB:CRGO - Berlin:CD6.BE - Frankfort:CD6.F & 217026) today announced it has signed a Letter Agreement to acquire Orlando, Florida-based Fleet Global Services, Inc. from Mack Fulmer. The Company expects that Fleet, a non-asset based carrier company and considered to be the cornerstone of Fulmer Logistics' Carrier Division, of which Fleet was once a subsidiary, will add up to approximately $25 million in revenue to Cargo Connection. The Company expects that when the acquisition is completed, the combined business will have anticipated annual revenues in excess of $50 million in 2008. In addition, the Company expects synergies that will be accomplished through the addition of Fleet will favorably impact the Company's operating profitability.

According to the terms of the Letter Agreement, upon closing the Company will pay $1 million in cash, issue 270 million shares of restricted common stock and issue additional shares valued at 10% of the EBITDA of the Company's new Fleet division for a two-year period. The transaction is subject to certain due diligence, financing and other conditions to closing. The Company expects to close the transaction by October 31, 2007 if it is successful in raising at least $1,500,000 in additional capital and the other conditions to closing are satisfied.

"As a non-asset based carrier Fleet offers a vast pool of reliable owner/operators that will greatly benefit from our advanced technology and resources," said Jesse Dobrinsky, Chairman and CEO of Cargo Connection Logistics Holding, Inc. "This acquisition will significantly expand our domestic capabilities and provide the Company with a more substantial financial foundation."

Dobrinsky said that Fleet currently has in excess of one thousand customers and, along with its internal staff, eleven independent agents that handle their business.

"We expect that this acquisition will provide immediate access, through cross marketing, to more than one thousand potential new customers for Cargo Connection's services that heretofore have been unavailable to the Fleet customer base," added Dobrinsky. "This also should provide a major boost to our Independent Transport Group, LLC subsidiary (ITG)."

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About Cargo Connection Logistics Holding, Inc.
----------------------------------------------

The Company, through its subsidiaries Cargo Connection Logistics Corp. and Cargo Connection Logistics - International, Inc., is a leader in world trade logistics. The Company headquarters is in Inwood, NY, and it also has offices in Atlanta, GA; Charlotte, NC; Chicago, IL; Columbus, OH; Miami, FL; New York, NY; Pittsburgh, PA; and San Jose, CA. Headquartered adjacent to JFK International Airport, the Company is a transportation logistics provider for shipments imported into and exported out of the United States, with service areas throughout the United States and North America. The Company currently provides a comprehensive variety of transportation and warehouse capacity services to shippers throughout the nation. It also operates a bonded General Order warehouse at JFK International Airport and Container Freight Station operations, which are specifically designed to handle internationally arriving freight for major retail suppliers through its facilities in Florida, Georgia, Illinois, New York and Ohio.


Cargo Connection Logistics' website is www.cargocon.com.
                                       ----------------

Future-Looking Statements Safe Harbor
-------------------------------------

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including, without limitation:

* the Company's ability to increase its revenues, including by obtaining contacts with foreign shippers and by acquisition of competing businesses such as Fleet Global Services, Inc.;
* the Company's financial condition, including its ability to continue as a going concern;
* the Company's ability to operate in compliance with the terms of its financing facilities (particularly the financial covenants);
* the Company's ability to maintain adequate liquidity and produce sufficient cash flow to meet the Company's capital expenditure plans;
*  the number and magnitude of customers;
* changes in, or the failure to comply with, government and regulatory policies;
* the Company's ability to obtain regulatory approvals and to maintain approvals previously granted;
* uncertainty relating to economic conditions generally and particularly affecting the markets in which the Company operates

*  the effect of the Company being in default on its indebtedness;
* the Company's ability to raise additional capital, including the $1.5 million necessary to consummate its acquisition of Fleet Global Services, Inc.;
*  the Company's reliance on key personnel and independent agents;
*  the Company's vulnerability to economic and industry conditions;
* changes in the Company's business strategy, development plans or cost savings plans;
* the Company's ability to complete acquisitions or divestitures and to integrate any business or operation acquired;
* the Company's ability to enter into strategic alliances or other business relationships;
*  the Company's ability to overcome significant operating losses;
* the frequency and severity of accidents, particularly involving the Company's trucking operations;
*  the Company's ability to reduce costs;
*  technological developments and changes in the industry;
* the Company's ability to develop products and services and to penetrate existing and new markets; and
*  changes in the competitive environment in which the Company operates.


CONTACT:
     Contact:
     Peter Nasca
     Peter Nasca Associates, Inc.
     954-473-0677 Ft. Lauderdale
     312-421-0723 Chicago